EXHIBIT 99.2

LION, INC.


FOR IMMEDIATE RELEASE



CONTACTS:  Dave Stedman
           President
           LION, Inc.
           800-546-6463


    LION, INC. COMPLETES ACQUISITION OF TUTTLE RISK MANAGEMENT SERVICES, INC.
        ACQUISITION SOLIDIFIES POSITION AS A LEADING PROVIDER OF MORTGAGE
                            RISK MANAGEMENT SOLUTIONS

SEATTLE, WA - OCTOBER 15, 2004 - LION, INC. (OTC Bulletin Board: LINN) , a leading provider of advanced business solutions that streamline the mortgage fulfillment process, today announced that it has completed its previously announced acquisition of Tuttle Risk Management Services, Inc. (TRMS), a privately held provider of mortgage pipeline risk management services for mortgage companies and financial institutions. The acquisition, LION's second in the last 10 months, is part of the Company's continuing strategy to extend its reach in providing end-to-end productivity and efficiency solutions to the mortgage industry.

ABOUT LION, INC.

LION, INC. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From LEADS TO LOANS TO CAPITAL MARKETS, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communications tools. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the State of Washington for 2004. For more information, please visit www.lioninc.com.


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ABOUT TUTTLE RISK MANAGEMENT SERVICES, INC.

Tuttle Risk Management Services, Inc. and its predecessors have since 1983 been providing hands on management of mortgage pipelines for mortgage companies and financial institutions that originate and then sell mortgage loans into the secondary market. The Company is registered as a Commodity Trading Advisor. For more information, please visit www.trmshedge.com.

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This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance. Actual results may differ materially from the results predicted and historical results should not be considered as an indication of our future performance. Factors that may cause such differences include risks and uncertainties inherent in acquisition transactions, including those relating to the inability to achieve planned synergies, execute integration plans and establish an efficient management and organizational structure. Other potential risks and uncertainties include interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and in those sections of our quarterly reports on Form 10-QSB all of which reports have been filed with the Securities and Exchange Commission and are available at www.sec.gov. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of October 15, 2004, and LION undertakes no duty to update this information.


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